 DATED 8 November 1995

                           (1) GLORIA OLIVE SARGENT

                                   - and -

                            (2) SITEINPUT LIMITED



                      ---------------------------------

                                  AGREEMENT
                       for the sale and purchase of the
                               share capital of
                      Effective Sales Personnel Limited

                      ---------------------------------



                                   RAKISONS

                               27 Chancery Lane
                               London WC2A 1 NF

                         Tele:   0171 404 5212
                         Fax:    0171 831 1926
                         Ref:    JMP\10891\SAPAGMT.04

                                    CONTENTS

Clause Heading                                                          Page No.
--------------                                                          --------

1         Definitions                                                          1

2         Agreement for sale                                                  11

3         Purchase consideration                                              11

4         Adjustments to purchase consideration                               11

5         Deferred Consideration                                              14

6         Completion                                                          15

7         Retention and Joint Account                                         17

8         Warranties and indemnity by the Vendor                              18

9         Indemnity                                                           19

10        Assignment and successions                                          20

11        Restrictive agreement                                               21

12        Announcements                                                       22

13        Costs                                                               22

14        Communications                                                      22

15        Invalidity                                                          23

16        Counterparts                                                        23

17        Proper Law                                                          24

18        General Matters                                                     24




Schedule 1   -   Details of the Company

Schedule 2   -   Warranties

Schedule 3   -   Properties

Schedule 4   -   Employees


Schedule 5   -   Earnout Undertakings

Schedule 6   -   Limitations on the Vendor's liability


Appendix 1       Lists of ESP and Headcount Clients

Agreed Form documents

1         Deed of Indemnity

2         Deed of Release

3         Executive Service Contract

4         Loan Note

DATED: 8 November 1995

PARTIES:

1. "Vendor": Gloria Olive Sargent of Twyford House, Winterbourne Grove, Weybridge, Surrey KT13 OPP;

2. "Purchaser": Siteinput Limited (registered no. 3113109) whose registered office is at 1 Thames Street, Windsor, Berkshire SL4 1PL.


OPERATIVE PROVISIONS

1         Definitions

1.1 In this agreement, including the Schedules other than Schedule 3, the following words and expressions have the meanings stated, unless they are inconsistent with the context:

          "Accounts"
          the audited balance sheet of the Company and the audited profit and loss account and the director's and auditors' respective reports and notes.

          "Agreed Form"
          a form agreed between the parties, a copy of which has been initialled for the purpose of identification by their respective solicitors.

          "Associate"

          (a)  (in relation to an individual):

               (i) any relative, that is any issue, spouse, brother, sister or parent;

               (ii) any company which is, or may be, directly or indirectly controlled (within the meaning given in ICTA s840) by the individual or any relative, or by any two or more of them;

          (b) (in relation to a company) any subsidiary or holding company of the company, and any other subsidiary of any holding company of the company, "subsidiary" and "holding company" having the same meaning as in CA s736;

          and for this purpose a company is controlled by one or more persons if he or

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          they can exercise more than fifty per cent of the voting rights in it.

          "CA"
          Companies Act 1985.

          "CAA"
          Capital Allowances Act 1990.

          "Companies Acts"
          CA, the former Companies Acts (within the meaning of CA s735(1)) and the Companies Act 1989.

          "Company"
          Effective Sales Personnel Limited

          "Completion"
          completion of the purchase of the Shares in accordance with clause 6.

          "Completion Accounts"
          the audited balance sheet of the Company as at the date of Completion and the audited profit and loss account for the period from the Last Accounts Date to Completion.

          "Completion Balance Sheet"
          the balance sheet of the Company prepared from the Completion Accounts in accordance with clause 4.1 and adjusted in accordance with clauses
          4.3 or 4.4 (as the case may be).

          "Consideration"
          the aggregate of the Initial Consideration and the Deferred Consideration.

          "Deed of Indemnitv"
          a deed in the Agreed Form.

          "Deed of Release"
          a deed in the Agreed Form to be executed by the Landlord (1) the Company (2) and the Purchaser (3).

          "Deferred Consideration"
          that part of the Consideration payable in accordance with clause 5.1.

          "Disclosure Letter"
          the disclosure letter, of today's date, from the Vendor to the Purchaser.

          "Employees"
          the persons details of whom are set out in Schedule 4 who at

          Completion are employed by the Company.

          "ESP Accounts"
          internal accounts and books of the Company and/or Headcount relating to ESP Projects and (to the extent that they relate to the ESP Revenue and ESP Costs) Mixed Projects.

          "ESP Clients"
          the persons referred to in Part I of Annexure 1 EXCEPT THAT:

          (i) reference to Ionica shall be deemed to be deleted from Part 1 of Annexure I in the event that Ionica enters into a binding contract with Headcount for work described in proposals made by Headcount to Ionica prior to Completion before Ionica enters into a binding contract with the Company for work described in proposals made by the Company to Ionica prior to Completion as may be amended from time to time: and

          (ii) reference to Hawaiian Tropic shall be deemed to be deleted from
               Part 1 of Annexure 1 in the event that Hawaiian Tropic enters into a binding contract with Headcount for work described in proposals made by Headcount to Hawaiian Tropic prior to Completion before Hawaiian Tropic enters into a binding contract with the Company for work described in proposals made by the Company to Hawaiian Tropic prior to completion as may be amended from time to time.

          "ESP Costs"
          the costs (adjusted for work in progress) incurred by the Company and/or Headcount from time to time of:

          (i)  engaging field staff; and/or

          (ii) purchasing other goods or services not (from time to time) ordinarily purchased as part of the direct overhead of the Company and/or Headcount (as appropriate);

          but only to the extent that they are attributable to ESP Projects.

          "1996 ESP Costs"
          the aggregate ESP Costs for the year ending 30 June 1996.

          "1997 ESP Costs"
          the aggregate ESP Costs for the year ending 30 June 1997.

          "ESP Gross Profit"
          the amount calculated using the following formula:

                   1996 Gross Profit + 1997 Gross Profit
                   -------------------------------------

                                     2

          "ESP Projects"

          (i) any field marketing business generated from and/or carried out for any of the ESP Clients by the Company and/or Headcount; and/or

          (ii) any business generated from and/or carried out for any person by the Company and/or Headcount in the travel industry.

          "ESP Revenue"
          the aggregate of the VAT exclusive amounts invoiced by the Company or Headcount pursuant to the field marketing business of the Company or Headcount from time to time but only to the extent that they are attributable to ESP Projects.

          "1996 ESP Revenue"
          the ESP Revenue for the year ending 30 June 1996 (which includes invoices issued by the Company or Headcount after 30 June 1996 and prior to 31 July 1996 but attributable to work completed and, in the ordinary course of business, would or should have been invoiced in that year but excludes invoices issued before 30 June 1996 but attributable to work carried out after that date).

          "1997 ESP Revenue"
          the ESP Revenue for the year ending on 30 June 1997 (which includes invoices issued by the Company or Headcount after 30 June 1997 and prior to 31 July 1997 but attributable to work completed and, in the ordinary course of business, would or should have been invoiced in that year but excludes invoices issued before 30 June 1997 but attributable to work carried out after that date).

          "1996 ESP Staff Budget"
          subject to the control of the board of directors of the Company, a notional budget of (pound)245,000.00 for the year ending 30 June 1996 to cover the Staff Costs.

          "1997 ESP Staff Budget"
          subject to the control of the board of directors of the Company, a notional budget of (pound)252,000.00 for the year ending 30 June 1997 to cover the Staff Costs.

          "ESP Team"
          head office staff (other than field staff) employed or engaged by the Company from time to time, the first such persons being those persons listed in Schedule 4.


          "Executive Scheme"
          the executive pension plan of the Vendor which was effected with Scottish Equitable Life Assurance Society under policy number 1977401.

          "Executive Service Contract"
          the service agreement of even date between the Company (1) and the Vendor (2) in the Agreed Form.

          "FA"
          Finance Act.

          "Final Dividend"
          a final dividend due and payable by the Company for the year ended 30 June -1995 of (pound)76,000.00.

          "FRS"
          a financial reporting standard issued or adopted by The Accounting Standards Board Limited.

          "Gross Profit"
          means the amount calculated using the following formula: (ESP Revenue + Mixed Revenue) - (ESP Costs + Mixed Costs)

          "1996 Gross Profit"
          means the amount calculated using the following formula: (1996 ESP Revenue + 1996 Mixed Revenue) - (1996 ESP Costs + 1996 Mixed Costs)

          "1997 Gross Profit"
          means the amount calculated using the following formula: (1997 ESP Revenue + 1997 Mixed Revenue) - (1997 ESP Costs + 1997 Mixed Costs)

          "Guarantee"
          the guarantee by the Vendor and Louise Fournier (jointly the "Guarantors") granted to the Landlord in the teens of the licence dated 28 March 1990 made between the Landlord (1), Unicliffe Limited
          (2), the Company (3) and the Guarantors (4).

          "Headcount"
          Milton Headcount Limited (registered in England no. 2998311)

          "Headcount Clients"
          the persons referred to in Part 2 of Annexure I EXCEPT THAT:

          (i) reference to Ionica shall be deemed to be deleted from Part 2 of Annexure I in the event that Ionica enters into a binding contract with Headcount for work described in proposals made by Headcount to Ionica prior to Completion before Ionica enters into a binding contract with Headcount for work described in proposals made by Headcount to Ionica prior to Completion as may be amended from time to time; and


          (ii) reference to Hawaiian Tropic shall be deemed to be deleted from
               Part 2 of Annexure 1 in the event that Hawaiian Tropic enters into a binding contract with Headcount for work described in proposals made by Headcount to Hawaiian Tropic prior to Completion before Hawaiian Tropic enters into a binding contract with Headcount for work described in proposals made by Headcount to Hawaiian Tropic prior to Completion as may be amended from time to time.

          "ICTA"
          Income and Corporation Taxes Act 1988.

          "IHTA"
          Inheritance Tax Act 1984.

          "Initial Consideration"
          that part of the Consideration payable in accordance with clause 3.1.


          "Joint Account"
          the joint account to be opened pursuant to clause 7.1 at Coutts & Co, Fleet Street Branch, 188 Fleet Street, London EC4A 2HT.

          "Landlord"
          Hurst Park Automobiles (W.R.) Limited

          "Last Accounts"
          the audited balance sheet, as at the Last Accounts Date, and audited profit and loss account for the year ended on the Last Accounts Date of the Company, and the directors' report and notes.

          "Last Accounts Date"
          30 June 1995 (being the date to which the Last Accounts were prepared).

          "Life Cover Scheme"
          the ESP Staff Life Assurance Scheme which is constituted by a trust deed and rules dated 16 September 1993 and secured by a group life policy effected with Phoenix Assurance plc.

          "Loan Note"
          a loan note instrument to be issued in the Agreed Form.

          "Managing Director"
          the managing director of the Company from time to time, the first such person being Michael Garnham.

          "Mixed Costs"

          50% of the costs (adjusted for work in progress) incurred by the Company and/or Headcount from time to time of:

          (i)  engaging field staff; and/or

          (ii) purchasing other goods or services not (from time to time) ordinarily purchased as part of the direct overhead of the Company and/or Headcount (as appropriate);

          but only to the extent that they are attributable to Mixed Projects.

          "1996 Mixed Costs"
          the aggregate Mixed Costs for the year ending 30 June 1996.

          "1997 Mixed Costs"
          the aggregate Mixed Costs for the year ending 30 June 1997.

          "Mixed Projects"
          any field marketing business conducted by the Company or Headcount and generated from persons not being ESP Clients or Headcount Clients other than field marketing business generated in the travel industry.

          "Mixed Revenue"
          50% of the aggregate of the VAT exclusive amounts invoiced by the Company or Headcount pursuant to the field marketing business of the Company or Headcount from time to time but only to the extent that they are attributable to Mixed Projects.

          "1996 Mixed Revenue"
          Mixed Revenue for the period commencing on the date of Completion and ending on 30 June 1996 (inclusive) (which includes invoices issued by the Company or Headcount after 30 June 1996 and prior to 31 July 1996 but attributable to work completed and, in the ordinary course of business, would or should have been invoiced in that year but excludes invoices issued before 30 June 1996 but attributable to work carried out after that date).

          "1997 Mixed Revenue"
          the Mixed Revenue for the year ending on 30 June 1997 (which includes invoices issued by the Company or Headcount after 30 June 1997 and prior to 31 July 1997 but attributable to work completed and, in the ordinary course of business, would or should have been invoiced in that year but excludes invoices issued before 30 June 1977 but attributable to work carried out after that date).

          "Net Assets"
          the issued share capital of the Company plus or minus the amount standing to the credit of or debited to reserves (including profit and loss account), as shown in the Completion Balance Sheet.


          "PHI Scheme"
          a group arrangement securing benefits on sickness or disability all benefits of which are insured with Lincoln National plc under policy no. 1161 (formerly 101787).

          "Planning Acts"
          as defined in the Town and Country Planning Act 1990, s336.

          "Properties"
          the properties of the Company shortly described in Schedule 3.

          "Purchaser's Accountants"
          Turnbull Associates, 48 The Broadway, Maidenhead, Berks SL6 lLU.

          "Purchaser's Solicitors"
          Rakisons, 27 Chancery Lane, London, WC2A 1NF

          "Relevant Period"
          the two financial years ending on 30 June 1997.

          "Retention"
          the sum specified in clause 3.1.1, as reduced by payments made in accordance with this agreement, but excluding interest.

          "Shares"
          the 100 issued ordinary shares of (pound)1 each of the Company.

          "Staff Costs"
          the costs of the Company relating to the employment or engagement of the ESP Team except costs which relate to medical insurance, pension contributions, agency recruitment fees and claims for redundancy, wrongful dismissal or unfair dismissal or the salary and benefit costs referred to in the Executive Service Contract.

          "Staff Scheme"
          the Effective Sales Personnel Limited Group Personal Pension Scheme which was effected with Scottish Equitable Life Assurance Society for the persons set out below under the respective policy numbers:

          Lyn Fassom            -       3683123

          Valerie Figueira      -       3683126

          Karen Ridgewell       -       3683127

          Sylvia Rudley         -       3683129

          Jeanette Steeden      -       3683130


          Samantha Coop         -       3930875.

          "Taxation"
          the same meaning as in the Deed of Indemnity.

          "TCGA"
          Taxation of Chargeable Gains Act 1992.

          "TMA"
          Taxes Management Act  1970.

          "VATA"
          Value Added Tax Act 1994.

          "Vendor's Accountants"
          Wellden Legg & Co, 19a High Street, Cobham, Surrey KT11 3DH.

          "Vendor's Schemes"
          the Life Cover Scheme, the PHI Scheme and the Staff Scheme.

          "Vendor's Solicitors"
          Laytons, 76 Bridge Road, Hampton Court, Surrey KT8 9HF.

          "Warranties"
          the agreements, obligations, warranties, representations and undertakings of the Vendor contained in this agreement including the warranties set out in Schedule 2 but excluding the indemnity set out in clause 9.

          "Warranty Claim"
          a claim made by the Purchaser for breach of any of the Warranties or a claim made by the Purchaser or the Company under the Deed of Indemnity.

1.2 Unless it is inconsistent with the context a reference to a statutory provision includes a reference to:

1.2.1 any statutory amendment, modification, consolidation or re-enactment (whether before or after the date of this agreement);

1.2.2 statutory instruments or subordinate legislation or orders made pursuant to the statutory provision;

1.2.3 statutory provisions of which the statutory provision is an amendment, modification, consolidation or re-enactment; but does not include a substituted provision.

1.3 A reference to the Vendor includes, where appropriate, her personal representatives.

1.4 A reference to an SSAP is a reference to a statement of standard accounting practice adopted by The Accounting Standards Board Limited before the date of this agreement.

1.5 Words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and includes a reference to any body corporate or unincorporated and vice versa.

1.6       Unless otherwise stated, a reference to a clause, sub-clause or
          Schedule is a reference to a clause or sub-clause of, or Schedule to, this agreement.

1.7 Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

2         Agreement for sale

2.1 Subject to the terms and conditions of this agreement, the Vendor shall sell with full title guarantee and the Purchaser shall purchase the Shares with all rights attaching to them with effect from the date of this agreement.

3         Purchase consideration

3.1 The Initial Consideration for the Shares shall (subject to adjustment in accordance with the provisions of clause 4) be the sum of (pound)375,000 which shall be paid:

3.1.1     as to the sum of (pound)50,000, being the Retention;

3.1.2     as to the balance in cash at Completion.

4         Adjustments to purchase consideration

4.1 The Vendor shall use its best endeavours to procure, as soon as practicable and in any event within 30 days after Completion, the preparation of the Completion Accounts on the basis of the same accounting standards and principles as the Last Accounts and in accordance with generally accepted accounting principles. The Vendor shall instruct the Vendor's Accountants to review and deliver the Completion Accounts and to calculate the Net Assets.

4.2 The Vendor's Accountants shall as soon as practicable and in any event within

          30 days after Completion deliver to the parties and the Purchaser's Accountants a draft of the Completion Accounts and their calculation of the Net Assets.

4.3 The Purchaser's Accountants shall review the drafts delivered by the Vendor's Accountants pursuant to clause 4.2 and shall, within 10 business days of the delivery of those drafts to them (or such longer period as the Vendor and the Purchaser may agree in writing), deliver to the Vendor, the Vendor's Accountants and the Purchaser a report setting out any matters of disagreement with the drafts in sufficient detail to enable them to consider them and, in the absence of any such report within that period, the drafts referred to in clause 4.2 shall be deemed to be agreed by all parties.

4.4 In the event that, within 10 business days of the delivery of any report referred to in clause 4.3, there remains any outstanding disputes with respect to the Completion Accounts or the calculation of the Net Assets such dispute shall be referred to final settlement to an independent firm of chartered accountants nominated jointly by the Vendor and the Purchaser or, failing nomination within 5 business days after request by either the Vendor or the Purchaser, nominated at the request of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. The firm shall be instructed to report whether the draft Completion Accounts delivered by the Vendor's Accountants pursuant to clause 4.2 have been prepared in accordance with the provisions of this agreement and if not make such adjustments thereto as they shall consider necessary and requisite to comply therewith and determine the Net Assets and to prepare as soon as practicable a written report and opinion on the matter or matters in dispute, all of which shall be provided to the parties and their respective Accountants. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties. Their fees shall be payable by the Vendor and the Purchaser in such proportions as the firm determines.

4.5 The parties shall disclose to the Vendor's Accountants, the Purchaser's Accountants and, as appropriate, any independent firm of chartered accountants nominated pursuant to clause 4.4, all information relevant for the purposes of preparing the Completion Accounts and shall procure that any such persons shall be given access to all such information.

4.6 The Vendor warrants that the Net Assets will be at least (pound)50,000 plus the pre tax profits of the Company from 1 July 1995 to the date of Completion.


4.7 If the Net Assets are less than the amount calculated in accordance with clause 4.6, the Initial Consideration shall be reduced by the amount of the shortfall. The amount of the reduction shall be limited to the amount of the Consideration.

4.8 Forthwith after the agreement, deemed approval or determination pursuant to clauses 4.3 or 4.4 that the Net Assets are less than (pound)50,000.00 plus the pre-tax profits of the Company from 1 July 1995 to the date of Completion the Vendor and the Purchaser shall instruct their respective Solicitors to pay as soon as practicable from the Joint Account.

4.8.1     the amount of any such shortfall to the Purchaser (the "Shortfall");

4.8.2 the balance of the Joint Account (if any) following the payment of the Shortfall and less any accrued interest and bank charges to the Vendor; and

4.8.3     any accrued interest in accordance with clause 7.2.

4.9 To the extent that the Shortfall exceeds (pound)50,000.00 then the Vendor shall forthwith pay to the Purchaser a sum equal to the difference between the Shortfall and (pound)50,000.00.

4.10      If payment in full is not made to either party (as required in clauses
          4.8 or 4.9) within a period of 14 days from the date of agreement, deemed approval or determination of the Net Assets pursuant to clauses
          4.3 or 4.4 other than as a result of the wilful default or omission of the other party or their respective Solicitors, the amount outstanding shall bear interest from that date until actual payment at the rate of three per cent. (3%) above the base rate of Coutts & Co from time to time.

4.11 The Vendor undertakes that the Company has not between 1 July 1995 and the date of Completion:

4.11.1 paid or agreed to pay any of its directors, officers or Employees any increased remuneration or other or additional emolument or benefit (other than as disclosed in the Disclosure Letter);

4.11.2 declared, made or paid any dividend or other distribution other than the Final

          Dividend;

4.11.3    made any change in the nature of or ceased carrying its business.

5         Deferred Consideration


5.1 Subject as provided in clauses 4.7 and 5.8 if the ESP Gross Profit determined in accordance with clause 5.2 exceeds (pound)665,000 the Purchaser shall pay additional consideration calculated on the basis of (pound)3.50 for every (pound)1 by which the ESP Gross Profit exceeds (pound)665,000 subject always to a maximum amount of additional consideration of (pound)275,000.

5.2 The determination of the 1996 ESP Gross Profit and the 1997 ESP Gross Profit shall be made and certified by the Purchaser's Accountants and reviewed by the Vendor's Accountants in accordance with the accounting principles and policies used in the preparation of the Last Accounts and in accordance with generally accepted accounting principles. The Purcllaser shall procure, as soon as practicable and in any event within 45 days after 30 June 1996 and 30 June 1997 the preparation of a certificate of the 1996 ESP Gross Profit and 1997 ESP Gross Profit respectively. The provisions of clauses 4.2, 4.3, 4.4 and 4.5 shall apply for determining the amount of the 1996 ESP Gross Profit and the 1997 ESP Gross Profit (as appropriate) and for this purpose the references to (i) "Vendor's Accountants", (ii) "Purchaser's Accountants", (iii) "Completion", (iv) "Completion Accounts" and/or "calculation of the Net Assets" and (v) "10 business days" (but only in clause 4.3) shall be replaced by references to (i) "Purchaser's Accountants", (ii) "Vendor's Accountants" (iii) "30 June 1996" or "30 June 1997" (as appropriate), (iv) "calculation of the 1996 ESP Gross Profit" or "calculation of the 1997 ESP Gross Profit" (as appropriate) and (v) "20 business days" respectively.

5.3 The Purchaser shall use its reasonable endeavours to ensure that, subject to the terms of this clause 5, payment is made to the Vendor of the Deferred Consideration in the form of the Loan Note as soon as reasonably practicable and in any event on or before 31 October 1997.

5.4 In the event that the Vendor shall cease to be employed by the Company or by any Associate of the Purchaser or the Company on or before 31 August 1996 then, unless the Vendor has ceased to be employed for one of the reasons specified in clause 5.5 she shall not be entitled to any of the Deferred Consideration.

5.5       The specified reasons referred to in clause 5.4 are:

5.5.1     death;

5.5.2     illness or personal injury or mental instability;

5.5.3 it being finally decided in proceedings from which there is no appeal or where the parties have agreed to waive their right to such appeal that the Vendor has been wrongfully dismissed from her employment.


5.6 In the event that the Vendor shall cease to be employed by the Company or by any Associate of the Purchaser or the Company within the period commencing 1 September 1996 and ending on 30 June 1997 (inclusive) for any reason other than a reason specified in clause 5.5 the amount of the Deterred Consideration payable by the Purchaser in accordance with clause 5.2 shall be calculated using the following formula:

                   100 - (25 x d)/303) x DC
                   ------------------------
                              100

          where "d" is the number of days remaining of the Relevant Period; and "DC" is the Deferred Consideration.

5.7 The Purchaser undertakes to the Vendor in the terms of the undertakings contained in Part I of Schedule 5 and the Vendor undertakes to the Purchaser in the terms of the undertakings contained in Part 2 of Schedule 5.

5.8 If, prior to payment of any sum due under the Loan Note the Purchaser makes a Warranty Claim, it may set off the aggregate amount claimed against the outstanding part of that sum. A set-off in or towards satisfaction of a claim made by the Purchaser shall not prejudice or affect any other rights or remedies for the purpose of recovering any amount due to it from the Vendor.

6         Completion

6.1 Completion shall take place at the offices of the Purchaser's Solicitors immediately after the execution of this agreement.

6.2       The Vendor shall deliver to the Purchaser:

6.2.1 a duly completed and signed transfer in favour of the Purchaser, or as it directs of the Shares, together with the relevant share certificate;

6.2.2     the Deed of Indemnity duly executed by the Vendor;

6.2.3 the resignation of Michael Major as the secretary from his office in the Company, with a written acknowledgement from him, executed as a deed in such form as the Purchaser requires, that he has no claim against the Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds;

6.2.4 the resignation of the auditors of the Company confirming that they have no outstanding claims and containing a statement under CA s394
          (1) that there are no such circumstances as are mentioned in that section;

6.2.5 a power of attorney executed by the Vendor in favour of the Purchaser empowering the Purchaser to exercise the Vendor's rights as a shareholder of the Company pending the stamping and registration of the transfers referred to in clause 6.2.1;

6.2.6 the statutory books and its certificates of incorporation and common seal;

6.2.7     the title deeds relating to each of the Properties;

6.2.8 all the current cheque books of the Company, together with current on line computer generated statements of all its bank accounts with a reconciliation to Completion, and the appropriate forms to amend, in such manner as the Purchaser requires, the Mandates given to the bank; and

6.2.9 written confirmation from the Vendor that there are no subsisting guarantees given by the Company in favour of the Vendor or any of her Associates and that, after compliance with clause 6.4, neither the Vendor nor her Associates will be indebted to the Company;

6.2.10    the Deed of Release duly executed and delivered by the Company.

6.3 The Vendor shall make available to the Purchaser at the offices of the Company books of account and documents of record (including a list of sales deposits) of the Company, complete and up-to-date, and its database of field staff.

6.4 The Vendor shall repay, or procure to be repaid, all monies owing at Completion to the Company from her and her Associates and to the Vendor and her Associates, whether due for payment or not.

6.5       The Vendor shall enter into the Executive Service Contract.

6.6       A board meeting of the Company shall be held at which:

6.6.1 such persons as the Purchaser nominates are appointed additional directors and company secretary;

6.6.2 the transfer referred to in clause 6.2.1 is approved (subject to stamping);

6.6.3 the resignations referred to in clauses 6.2.3 and 6.2.4 are submitted and accepted;

6.6.4 the registered office address is changed to 1 Thames Street, Windsor, Berkshire S L4 1PL; and


6.6.5 an extraordinary general meeting is convened to approve the adoption of new articles of association in a form required by the Purchaser.

6.7 Upon completion of the matters referred to in clauses 6.2 to 6.6 the Purchaser shall deliver:

6.7.1 to the Vendor's Solicitors (whose receipt shall be a sufficient discharge therefor) by way of telegraphic transfer or bankers draft as notified to the Purchaser's Solicitors not less than 48 hours prior to Completion the sum of (pound)325,000;

6.7.2 a banker's draft for the Retention to be dealt with as provided in clause 7;

6.7.3 copies of the Deed of Release duly executed by the Purchaser and the Landlord;

6.7.4     the Deed of Indemnity duly executed and delivered by the Purchaser.

7         Retention and Joint Account

7.1 The Retention shall on Completion be paid into the Joint Account, which shall be opened in the names of the Vendor's Solicitors and the Purchaser's Solicitors.

7.2 The interest accrued on the Retention shall belong to the Vendor and the Purchaser in proportion to the respective amounts of the Retention released to each of them from time to time, having regard to the period for which each amount was retained.

7.3 The Vendor and the Purchaser shall, as and when necessary, give instructions to the Vendor's Solicitors and the Purchaser's Solicitors respectively to procure compliance with clauses 4.8 and 7.2. The Vendor's Solicitors and the Purchaser's Solicitors shall not be required to take any action with respect to the Joint Account except on the written instructions of the Vendor and the Purchaser.

8         Warranties and indemnity by the Vendor

8.1 The Vendor represents and warrants to the Purchaser in the terms of the Warranties as qualified by reference to such matters as are fully and fairly disclosed in the Disclosure Letter and acknowledges that the Purchaser has entered into this agreement in reliance upon the Warranties.

8.2       The Vendor warrants to the Purchaser that:

8.2.1     the Vendor has full power and authority to enter into and perform this agreement and the Deed of Indemnity which constitute binding obligations on her in accordance with their respective terms;

8.2.2 the Shares constitute the whole of the issued and allotted share capital of the Company;

8.2.3 there is no pledge, lien or other encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made by any person to be entitled to any of the foregoing;

8.2.4 the Vendor is able to transfer the Shares with full title guarantee to the Purchaser on the terms of this agreement without the consent of a third party;

8.2.5     the information in Schedule 1 is accurate;

8.2.6 save as fully and fairly set out in the Disclosure Letter, the Warranties are accurate.

8.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause governs or limits the extent or application of any other clause.

8.4 The rights and remedies of the Purchaser in respect of a breach of the Warranties shall not be affected by Completion, by investigations made by or on behalf of the Purchaser into the affairs of the Company, by the Purchaser rescinding, or failing to rescind, this agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

8.5 None of the information supplied by the Company or its professional advisers to the Vendor, or her agents, representatives or advisers, in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendor, and the Vendor waives any claims against the Company which she might otherwise have in respect of it.

8.6 The Vendor undertakes, in relation to any Warranty which refers to the knowledge, information or belief of the Vendor, that (except as stated in paragraph 8.5 of Schedule 2) she has made all reasonable enquiries into the subject matter of that Warranty and that she does not have the knowledge, information or belief in question.


8.7 Schedule 6 shall operate to limit or exclude (as the case may be) the liability of the Vendor for Warranty Claims

9         Indemnity

9.1 The Vendor agrees to indemnify and keep indemnified the Purchaser and the Company against all claims, losses, payments, proceedings, damages, costs and expenses arising from or in connection with:

9.1.1     the Executive Scheme by any person; and

9.1.2     a claim brought by or on behalf of an Employee relating to:

          (a) sexual discrimination in the provision by the Vendor's Schemes of benefits for and in respect of male and female Employees, whether brought in connection with Article 119 of the Treaty of Rome or otherwise; and

          (b) the exclusion from or limitation of benefits under the Vendor's Schemes on grounds of indirect or direct sex' discrimination in respect of any Employee; and

9.1.3 a claim by any person in respect of the treatment of field staff operatives as Schedule D staff rather than Schedule E employees;

9.1.4 a claim by Lyn Fassom in respect of holiday entitlements or money in lieu of such entitlements in respect of 14.5 working days' paid holiday.

9.2 The provisions of Schedule 6 do not apply to limit or exclude (as the case may be) the liability of the Vendor under clause 9.1.

10        Assignment and successions

10.1 The Purchaser shall be entitled to assign all or any of its rights under the agreement without the need for consent if the assignment is in favour of an Associate of the Purchaser ("the transferee") and the parties accordingly agree that in the event that the Purchaser shall proceed to so assign the benefit of the agreement, the transferee shall for the purposes of establishing the extent and amount of any claim against the Vendor pursuant to the agreement be deemed to have acquired the Shares at the same price and on the same basis and expectations as respectively paid and adopted by the Purchaser in agreeing to make its purchase of the Shares under this agreement (so far as they would be relevant in determining the claims) with the intent that in such event the basis of any Warranty Claim against the Vendor by the transferee shall be established with reference to criteria (including, without limitation, liability to Taxation) identical in all respects to those which would apply in respect of such a Warranty Claim made by the Purchaser had it not so transferred the Shares and the same provisions as to the extent and amount of a claim shall apply mutatis mutandis in the case of a claim by any other permitted assignee of the Purchaser's rights under the agreement.

10.2 An Associate of the Purchaser shall be entitled to assert rights under the agreement as assignee only if and so long as it remains an Associate of the Purchaser.

10.3 This agreement binds each party's successors and assigns and personal representatives (as the case may be).

10.4 Except as expressly provided in clauses 10.1 and 10.2, none of the rights of the parties under this agreement or the Warranties may be assigned or transferred.

10.5 The Purchaser agrees that on assigning all or any of its rights under this agreement pursuant to clause 10.1 it shall procure that the transferee covenants with the Purchaser not to assign all or any of the assigned rights to any other person other than the Purchaser or an Associate of the Purchaser who shall, in such an event, be bound by the provisions of this clause 10.5

11        Restrictive agreement

11.1 To assure to the Purchaser the full benefit of the business and goodwill of the Company, the Vendor undertakes by way of further consideration for the obligations of the Purchaser under this agreement, as separate and independent agreements, that she will not:

11.1.1 disclose to any person, or herself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information concerning the business, accounts or finances of the Company or its clients' or customers' transactions or affairs, of which she has knowledge;

11.1.2 for two years after Completion or until the expiry or termination of the restrictions imposed on her by her service agreement (as extended or varied from time to time), whichever is the longer, either on her own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away from the Company a person who, to her knowledge, is, or has during the past two years been, a client, customer or employee of, or in the habit of dealing with, the Company;

11.1.3 for two years after Completion or until the expiry or termination of the restrictions imposed on her by her service agreement (as extended or varied from time to time), whichever is the longer, either alone or jointly with, or as manager, agent for or employee of, another person, directly or indirectly carry on or be engaged, concerned or interested in the area of the United Kingdom (a) in the business of professional field marketing services; or (b) in any other business similar to any business now carried on by the Company in which she shall have been actively involved in the twelve months prior to Completion but so that this sub-clause sha11 not come into effect until full details of this agreement have been provided to the Director General of Fair Trading in accordance with the Restrictive Trade Practices Act 1976.

11.2 The Vendor agrees that the covenants and undertakings contained in clause 11.1 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Company and that accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Vendor.

11.3 Each covenant and/or undertaking contained in clause 11.1 shall be construed as a separate covenant or undertaking. If one or more of the covenants and/or undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind the Vendor.

11.4 If any covenant or undertaking contained in clause 11.1 were void but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted, the covenant or undertaking in question shall apply with such modification as is necessary to make it valid.

12        Announcements

12.1 No announcement shall be made in respect of the subject matter of this agreement, except as specifically agreed between the parties, unless an announcement is required by law.

13        Costs

13.1 All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors and accountants employed by any of them in connection with the negotiation, preparation or execution of this agreement and the preparation and agreement of the Completion Accounts (other than the costs of the independent firm which may be appointed pursuant to clause 4.4 whose costs shall be determined in accordance with that clause), shall be borne solely by the party who incurred the liability, and the Company shall not have any liability in respect of them.

14        Communications


14.1 All communications between the parties with respect to this agreement shall:

14.1.1 be delivered by hand, or sent by post to, the address of the addressee as set out in this agreement or to such other address (being in Great Britain) as the addressee notifies for the purpose of this clause; or

14.1.2 be sent by facsimile transmission to the facsimile transmission numbers stated below or as notified for the purpose of this clause.

14.2      Communications shall be deemed to have been received as follows:

14.2.1    if sent by post - 2 business days after posting;

14.2.2 if delivered by hand - on the day of delivery, if delivered at least 2 hours before the close of business hours on a business day, and otherwise on the next business day;

14.2.3 if sent by facsimile transmission - at the time of transmission, if received at least 2 hours before the close of business hours on a business day, and otherwise on the next business day. For this purpose, a "business day" means a day on which the clearing banks in the City of London are open for business and "business hours" mean between the hours of 09.00 and 18.00 inclusively local time.

14.3 Communications addressed to the Purchaser shall be marked for the attention of Les Milton.

14.4      The facsimile transmission numbers referred to in clause 14.1 are:

          for the Vendor        -       0181 979 2604

          for the Purcllaser    -       01753 853178


15        Invalidity

15.1 If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

16        Counterparts

16.1 This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17        Proper law

17.1 The construction, validity and performance of this agreement shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

18        General matters

18.1 This agreement supersedes any previous agreement between the parties in relation to the matters dealt with and represents the entire understanding between the parties in that respect. Without prejudice to the generality of the foregoing, the Purchaser agrees that except in relation to a Warranty Claim it shall have no claim for damages and/or no right to rescind this agreement for any pre-contractual misrepresentation made to it by the Vendor or any person on behalf of the Vendor before this agreement unless such misrepresentation was made fraudulently.

          Executed by the parties as a deed on the date of this agreement.

                                   SCHEDULE 1

                            DETAILS OF THE. COMPANY

Company number:           1425412

 Date of incorporation:   4 June 1979

 Share Capital:           Authorised                     Issued

                          (pound)1,000 divided into      (pound)100 divided into
                          1,000 ordinary shares          100 ordinary shares
                          of (pound)1 each               (pound)1 each

 Registered office:   Hurst House, 157-169 Walton Road, East Molesey, Surrey
                      KT8 0DX

 Directors:           Vendor

 Secretary:           Michael Evelyn Major

 Subsidiaries:        None

 Charges:             None

                                   SCHEDULE 2

                                   WARRANTIES

1         ACCOUNTS

1.1       The Last Accounts

1.1.1 The Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing them, are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

1.1.2     The Last Accounts:

          (a) give a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

          (b) comply with the requirements of the Companies Acts and other relevant statutes;

          (c) comply with the current FRSs applicable to a United Kingdom company;

          (d) are not affected by extraordinary, exceptional or non-recurring items;

          (e) properly reflect the financial position of the Company as at their date;

          (f) disclose, to the full extent required by normal accounting standards, all the assets of the Company as at their date;

          (g) fully provide or reserve tor all liabilities and capital commitments of the Company outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities;

          (h) provide or reserve, in accordance with the principles set out in the notes included in the Last Accounts, tor all Taxation liable to be assessed on the Company, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

1.1.3 In calculating the provision or reserve for Taxation in the Last Accounts (including deterred Taxation which has been noted as not having been provided for in the Last Accounts), there has not been taken into account any indexation allowance under TCGA s53 (The indexation allowance etc) which as a result of FA 1994 s93 (indexation losses) is not available or is less than it would otherwise have been.

1.2       Depreciation of fixed assets
          In the Last Accounts and in the accounts of the Company for the three preceding financial years, fixed assets have been depreciated in accordance with SSAP 12.

1.3       Deferred taxation
          Where provision for deferred taxation is not made in the Last Accounts, full details of the amounts of deferred taxation are disclosed in the Disclosure Letter.

1.4       Accounting reference date
          The accounting reference date of the Company for the purposes of CA s224 is 30 June and has always been that date.

1.5       Book debts

1.5.1 No part of the amounts included in the Last Accounts, or subsequently recorded in the books of the Company, as owing by debtors is overdue by more than twelve weeks, or has been released on terms that the debtor pays less than the full book value of his debt, or has been written off, or has proved to any extent to be irrecoverable, or is regarded by the Company as irrecoverable in whole or in part.

1.5.2 The amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in the Last Accounts and disclosed in the Disclosure Letter) will be recoverable in full in the ordinary and normal course of business.

1.6       Books and records

          All the accounts, books, ledgers, financial and other records, of the
          Company:

          (a)  are in its possession;

          (b)  have been fully properly and accurately kept;

          (c)  do not contain material inaccuracies;

          (d) show a true and flair view of its trading transactions, and its financial, contractual and trading position.

2         CORPORATE MATTERS


2.1       Directors and shadow directors

2.1.1     The only director of the Company is the Vendor.

2.1.2 No person is a shadow director (within the meaning of CA s741) of the Company but is not treated as one of its directors for all the purposes of the Companies Acts.

2.2 Options over the Company's capital Except as required by this agreement there are no agreements or arrangements in force which provide for the issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of share or loan capital of the Company (including an option or right of pre-emption or conversion).

2.3       Issues of capital

2.3.1     None of the Shares were issued at a discount.

2.4       Commissions
          No one is entitled to receive from the Company a finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2.5       Memoranda and articles of association, statutory books and resolutions

2.5.1 The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is accurate and complete and has embodied in it or annexed to it. A copy of every resolution which is referred to in CA s380.

2.5.2 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal.

2.5.3 No notice or allegation has been received that the statutory books of the Company are incorrect or should be rectified.

2.5.4 Since the Last Accounts Date no alteration has been made to the memorandum or articles of association of the Company and no resolution of the shareholder of the Company has been passed (other than resolutions relating to routine business at annual general meetings).

2.5.5 The Company has not passed an elective resolution under CA s379A, which remains in force.

2.5.6     Notice of any written resolution passed or to be passed by the Company on or after 1 April 1990 was duly given to its auditors in accordance with CA s381 and no notice of objection was given by the auditors.

2.6       Documents filed

2.6.1 All returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies, or other authority, in respect of the Company have been duly filed and were correct; and the Company has complied with the Companies Acts, and other legal requirements, in connection with their formation, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of their business.

2.7       Possession of documents

2.7.1 All title deeds relating to the assets of the Company, and an executed copy of all written agreements to which the Company is a party, and the original copies of all other documents which are owned by, or which ought to be in the possession of, the Company are in its possession or in the possession of its professional advisers.

2.8       Investigations

          No investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company are taking place or pending.

2.9       Information disclosed to Purchaser correct

2.9.1 All information given by the Vendor, the Vendor's Solicitors or the Vendor's Accountants to the Purchaser, the Purchaser's Solicitors or the Purchaser's Accountants or HW Fisher & Company relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and remains complete and accurate.

2.9.2 There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company, which have not been fully and fairly disclosed in writing to the Purchaser or the Purchaser's Solicitors, and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this agreement.

3         TAXATION

3.1       Administration

3.1.1 All returns, notifications, computations and payments which should have been made or given by the Company for Taxation purpose were made or given within the requisite periods and are up-to-date, correct and on a proper basis; and none of them is, or is likely to be, the subject of a dispute with the Inland Revenue or other Taxation authorities.

3.1.2 All particulars furnished to the Inland Revenue or other Taxation authorities, in connection with the application for a consent or clearance on behalf of the Company, or affecting the Company, fully and accurately disclosed all material facts and circumstances; the consent or clearance is valid and effective; and the transaction, for which consent or clearance was obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

3.1.3 The Company has not taken any action which has had, or might have, the result of altering or prejudicing, tor a period commencing after the Last Accounts Date, an arrangement or agreement which it has with a Taxation authority.

3.1.4 The Company has not paid or, since the Last Accounts Date, become liable to pay a penalty or interest charged under a Taxation statute.

3.1.5 The Company has properly operated the PAYE system, by duly deducting tax from all payments made, or treated as made, to the Employees or former employees, and accounting to the Inland Revenue for all tax deducted and for all tax chargeable on benefits provided for the Employees or former employees.

3.1.6 No person is or has acted as the Company's intermediary and has made a payment of or on account of assessable income of an Employee in circumstances where it has not deducted income tax from the payment or accounted for tax in accordance with PAYE regulations (within the meaning of ICTA s 203L (s203B to s203K: interpretation etc)).

3.1.7 No direction has been given and no circumstances exist or have existed in which a direction could be given under ICTA s203E (PAYE: mobile UK workforce) in relation to which the Company is or could be the relevant person for the purposes of that section.

3.1.8 The Company does not provide nor has it provided nor has it agreed to provide:

          (a) assessable income of an employee in the form of tradeable assets within the meaning of ICTA s203F (PAYE: tradeable assets);

          (b) for an employee by reason of his employment non-cash vouchers to which ICTA s203G (PAYE: non-cash vouchers) applies, credit-tokens to which ICTA s203H (PAYE: credit-tokens) applies or cash vouchers to which ICTA s203I (PAYE: cash vouchers) applies.


3.1.9 The Company has sufficient records relating to past events to calculate the liability to Taxation or relief from Taxation which would arise on a disposal or realisation of any of its assets or a discharge of any of its liabilities.

3.1.10 The Company has complied in all respects with the following sections, and the regulations made under them, and has made and accounted for the deductions and retentions which they specify or require:

          (a) TMA s78 (Method of charging non-residents) and s79 (Profits from branch or agency);

          (b)  ICTA s43 (Non-residents);

          (c)  ICTA s123 (Foreign dividends);

          (d) ICTA s349 (Payments not out of profits or gains brought into charge to income tax and annual interest);

          (e) ICTA s524 (Taxation as income of capital sums received for sale of patent rights);

          (f) ICTA s536 (Taxation of copyright royalties where owner's usual place of abode is abroad);

          (g)  ICTA Part XIII Chapter III (Entertainers and Sportsmen);

          (h) ICTA Part XIII Chapter IV (Payments to certain sub-contractors in construction industry);

          (i)  ICTA s777 (Provisions supplementary to sections 775 and 776).

3.1.11 The Company has not received a notice under ICTA s23 (Collection from lessees and agents) which is outstanding.

3.2       Taxation claims, liabilities and reliefs

3.2.1 The Disclosure Letter contains full and accurate details of all matters relating to Taxation in respect of which the Company (either alone or jointly with another person) is entitled:

          (a) to make a claim (including a supplementary claim) for, disclaimer of or election for relief under a Taxation statute;

          (b) to appeal against an assessment to or a determination affecting Taxation;


          (c)  to apply for the postponement of Taxation;

          (d)  to require the postponement or reduction of an allowance;

          (e) to elect to treat machinery or plant as a short-life asset within CAA s 37 (Election for certain machinery or plant to be treated as short-life assets).

3.2.2 The Company has not made a claim under TCGA s24(2) (Disposals where assets lost or destroyed, or whose value becomes negligible) or s280 (Consideration payable by instalments) or under TCGA Sched 4 (Deferred charges on gains before 31 March 1982).

3.2.3 The Company is not, nor will it become, liable to pay, or to reimburse or indemnify any person in respect of, Taxation (or an amount corresponding to Taxation) in consequence of the failure by another person to discharge that Taxation or amount, where the Taxation or amount relates to a profit, income or gain, transaction, event, omission or circumstance arising or occurring or deemed to have arisen or occurred (whether wholly or partly) prior to Completion.

3.2.4 No relief from Taxation has been claimed or given to the Company, or was taken into account in determining the provision tor Taxation in the Last Accounts, and which could be withdrawn, postponed or restricted as a result of an act, omission, event or circumstance arising or occurring at or after Completion.

3.3       Distributions and deductibility of payments

3.3.1 The Company has not repaid, nor has it agreed to repay, or redeemed, or agreed to redeem, shares, or capitalised, or agreed to capitalise profits or reserves in the form of redeemable shares or debentures.

3.3.2 No outstanding security (within the meaning of ICTA s254(1) (Company distributions, tax credits etc.: interpretation)), of the Company was issued in such circumstances that the interest payable on it, or any other payment in respect of it, falls to be treated as a distribution under ICTA s209 (Meaning of "distribution").

3.3.3 No rents, interest, annual payments or other sums of an income nature paid, or payable, since the Last Accounts Date by the Company, or which the Company is under an obligation to pay are or may be wholly or partially disallowable as deductions in computing profits or as charges against profits for the purposes of corporation tax by reason of ICTA s74 (General rules as to deductions not allowable), ICTA sl25 (Annual payments for non-taxable consideration), ICTA s338 (Allowance of charges on income and capital), ICTA s770 (Sales etc at an undervalue or overvalue), ICTA s5779 to 785 (Leased assets), ICTA s787 (Restriction of relief for payments of interest) or otherwise.


3.3.4 The Company has not received a capital distribution to which ICTA s346 (Capital distribution of chargeable gains: recovery of tax from shareholder) could apply.

3.3.5 The Company has not incurred expenditure which was not or will not be wholly deductible in computing, or against, profits as a trading expense or expense of management, or as a charge on income, or in computing income for the purposes of Schedule A, except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade, details of which are set out in the Disclosure Letter.

3.4       Carry forward of losses and ACT
          Nothing has been done, and no event or series of events has occurred, which might cause in relation to the Company the disallowance of the carry forward or carry back of losses, excess charges or advance corporation tax under ICTA s393 (Losses other than terminal losses), s768 (Change in ownership of company: disallowance of trading losses), s768A (Change in ownership: disallowance of carry back of trading losses) or ICTA s245 (Calculation etc. of ACT on change of ownership of company).

3.5       Close companies
          The Company is not, nor was it at any time during the six years ended on the

          Last Accounts Date, a close investment-holding company as defined in ICTA s13A.

3.6       Groups

          The Company is not and has not since its incorporation been a member of a group of companies for any taxation purpose.

3.7       Capital allowances

3.7.1 All expenditure which the Company has incurred or may incur under a subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the Company) for writing-down allowances under CAA s24 (Writing-down allowances and balancing adjustments).

3.7.2 All capital allowances made or to be made to the Company in respect of capital expenditure incurred, or to be incurred under a subsisting commitment, have been made, or will be made, in taxing its trade.

3.7.3 Since the Last Accounts Date the Company has not done, omitted to do, agreed to do or permitted to be done anything as a result of which a disposal value may be brought into account under CAA s24 (Writing-down allowances and balancing adjustments), or there may be any recovery of excess relief under CAA s46 (Recovery of excess relief: new expenditure).

3.7.4 No event has occurred since the Last Accounts Date which may be treated as a notional sale by the Company of machinery or plant pursuant to CAA s26 (The disposal value).

3.7.5 The Company is not nor may it be in dispute with another person as to the entitlement to capital allowances under CAA s51 (Application and interpretation of Chapter VI: Fixtures).

3.7.6 No capital expenditure incurred or to be incurred by the Company has been or will be deemed under CAA s159 (Capital expenditure, capital sums and time when capital expenditure is incurred) to have been or be incurred on a date other than that upon which the obligation to pay the expenditure became or becomes unconditional.

3.7.7 No election has been made by the Company under CAA s53 (Expenditure incurred by equipment lessor) or s55 (Expenditure incurred by incoming lessee:

          transfer of allowances) in relation to fixtures.

3.8       Transactions not at arm's length

3.8.1 The Company has not carried out, or been engaged in, a transaction or arrangement to which ICTA s770 (Sale etc. at an undervalue or overvalue) has been or may be applied.

3.8.2 The Company does not own, nor has it agreed to acquire, an asset, or has received or agreed to receive services or facilities (including the benefit of licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value or determined otherwise than on an arm's length basis.

3.8.3 The Company has not disposed of nor acquired an asset in such circumstances that TCGA s17 (Disposals and acquisitions treated as made at market value) could apply.

3.9       Base values and acquisition costs

3.9.1 If each of the capital assets of the Company was disposed of at Completion for a consideration equal to its book value in or adopted tor the purpose of the Last Accounts, no liability to corporation tax on chargeable gains or balancing charge under CAA (if each asset was treated as if used for the purpose of a separate trade) would arise; and, to the purpose of determining the liability to corporation tax on chargeable gains, there shall be disregarded reliefs and allowances available to the Company other than amounts falling to be deducted under TCGA s38 (Acquisition and disposal costs etc).

3.9.2 The Company has not made an election under TCGA s35 (Assets held on 31st March 1982 (including assets held on 6th April 1965)).

3.9.3 The Company has not, since the Last Accounts Date, engaged in a transaction in respect of which there may be substituted for Taxation purposes, a consideration which is different trom the actual consideration given or received by it.

3.10      Tax avoidance

3.10.1 The Company has not, since the Last Accounts Date, engaged in, or been a party to a scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of, or a reduction in liability to, Taxation.

3.10.2 The Company has not, since the Last Accounts Date, been a party to a transaction to which any of the following has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained:

          (a) ICTA ss703 to 709 (Cancellation of tax advantages from certain transactions in securities);

          (b)  ICTA s765 (Migration etc. of companies);

          (c)  ICTA s776 (Transactions in land: taxation of capital gains);

          (d)  TCGA ss135 to 138 (Company reconstructions and amalgamations);

          (e) TCGA s139 (Reconstruction or analgamation involving transfer of business).

3.11      Depreciatory transactions and value shifting:

3.11.1 No allowable loss, which may accrue on the disposal by the Company of an asset is likely to be reduced by reason of TCGA s176 (Depreciatory transactions within a group) or s177 (Dividend stripping).

3.11.2 No chargeable gain or allowable loss arising on a disposal by the Company is likely to be adjusted in accordance with TCGA s30 (Value shifting: Tax-free benefits).

3.12      Foreign income and gains

3.12.1 The Company has not either received or become entitled to income which is "unremittable income", within the meaning of ICTA s584 (Relief for unremittable overseas income), or a gain to which TCGA s279 (Foreign assets: delayed remittances) could apply.

3.12.2 The Company has not made an election under ICTA s246A (Election by company paying dividend) nor has it received a dividend treated as a foreign income dividend for the purposes of ICTA Part VI Chapter VA (Foreign income dividends).

3.13      Demergers and purchase of own shares

3.13.1 The Company has not been engaged in, nor been a party to, any of the transactions set out in ICTA 213 to 218 (Demergers) or has made or received a chargeable payment as defined in s214 (Chargeable payments connected with exempt distributions).

3.13.2 The Company has not redeemed, repaid or purchased or agreed to redeem, repay or purchase any of its own shares.

3.14 Transfer of overseas trade The Company has not transferred a trade, which it carried on outside the United Kingdom through a branch or agency, to a company not resident in the United Kingdom, in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under TCGA s140 (Postponement of charge on transfer of assets to non-resident company).

3.15 Sale and leaseback of land The Company has not, since the Last Accounts Date, entered into a transaction to which ICTA s780 (Sale and lease-back: taxation of consideration received) has been or could be applied.

3.16      Stock dividends and deep discount securities

3.16.1 The Company has not issued or owns share capital to which ICTA s249 (Stock dividends treated as income) or TCGA s141 (Stock dividends: consideration for new holding) could apply.

3.16.2 The Company has not since 13 March 1984 owned or issued a deep discount security within the meaning of ICTA s57 and Sched 4 (Deep discount securities).

3.17      Foreign companies

3.17.1 No notice of the making of a direction under ICTA s747 (Imputation of chargeable profits and creditable tax of controlled foreign companies) has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make a direction and to apportion profits of a controlled foreign company to the Company under ICTA s752 (Apportionment of chargeable profits and creditable tax).


3.17.2 The Company, which is incorporated and resident in~the United Kingdom for corporation tax purposes, has not ceased to be so resident in accordance with a Treasury consent.

3.18      Chargeable gains

3.18.1 In determining the liability to corporation tax on chargeable gains in respect of an asset which has been acquired by the Company, or which the Company has agreed to acquire (whether conditionally, contingently or otherwise):

          (a) the sums allowable as a deduction will be determined solely in accordance with TCGA s38 (Acquisition and disposal costs etc) and s53 (The indexation allowance and interpretative provisions);

          (b) the amount or value of the consideration, determined in accordance with TCGA s38(1)(a), will not be less than the amount or value of the consideration actually given by it for the asset;

          (c) the amount of expenditure on enhancing the value of the asset, determined in accordance with TCGA s38(1)(b), will not be less than the amount or value of all expenditure actually incurred by it on that asset.

3.18.2 No asset owned or agreed to be acquired by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within the meaning of TCGA s44 (Meaning of "wasting asset").

3.18.3 The Company is not owed a debt (not being a debt on a security), upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of TCGA s251 (Debts: General provisions).

3.18.4 The Company has not claimed nor is it entitled to claim under TCGA s253 (Relief for loans to traders) that an allowable loss has accrued in respect of a loan made by it.

3.18.5 No part of the consideration given by the Company for a new holding of shares (within the meaning of TCGA s77 (Reorganisation or reduction of share capital: Application of Sections 127 to 131)) will be disregarded by virtue of TCGA s128(2) (Consideration given or received by holder).

3.19      Losses

3.19.1 The Company has not incurred a capital loss to which TCGA s18(3) (Transactions between connected persons) is applicable.


3.19.2 The Company is not treated as a limited partner under ICTA s118 (Restriction on relief: companies)

3.20      Replacement of business assets

          The Company has not made a claim under TCGA ss23 (Receipt of compensation and insurance money not treated as a disposal), 152 (Replacement of business assets: Roll-over relief, 153 (Assets only partly replaced), 154 (New assets which are depreciating assets), 175 (Replacement of business assets by members of a group) or 247 (Rollover relief on compulsory acquisition) which would affect the amount of the chargeable gain or allowable loss which would, but for the claim, have arisen on a disposal of any of its assets.

3.21      Gifts involving the Company

3.21.1 The Company has not held and does not hold shares in a company which has made a transfer to which TCGA s125 (Shares in close company transferring assets at an undervalue) applies.

3.21.2 The Company has not received an asset by way of gift as mentioned in TCGA s282 (Recovery of tax from donee).

3.22      Gains accruing to non-resident companies

          No gain has accrued in respect of which the Company may be liable to corporation tax on chargeable gains by virtue of TCGA sl3 (Attribution of gains to members of non-resident companies).

3.23      Interest rate and currency contracts

          The Company is not a party to an interest rate contract or option, or a currency contract or option, which is a qualifying contract or a quasi-qualifying contract within the meaning of FA1994 s147 (Qualifying contracts) or s148 (Contracts which may become qualifying contracts).

3.24      Value added tax

3.24.1    The Company:

          (a) has duly registered and is a taxable person for the purposes of value added tax;

          (b) has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

          (c) maintains complete, correct and up-to-date records for the purposes of the relevant legislation.


3.24.2    The Company:

          (a)  has not applied for treatment as a member of a group;

          (b) is not nor has it agreed to become an agent, manager or factor (for the purposes of VATA s32 (Agents, etc.)) of any person who is not resident in the United Kingdom.

          (c) is not in arrears with a payment or return, or liable to an abnormal or non-routine payment, or a forfeiture or penalty, or to the operation of a penal provision;

          (d) has not been required by the Commissioners of Customs and Excise to give security.

3.24.3 The Disclosure Letter contains full particulars of claims for bad debt relief made, or which may be made, by the Company under VATA s36 (Bad debts).

3.24.4 No document has left the possession of the Company which, if improperly used by a third party, would lead to a liability on its part to pay an amount of value added tax under VATA Sched 11 para 5 (Recovery of VAT, etc.) which, but for the use, would not have been payable by it.

3.24.5 The Company has not within the past twelve months received a surcharge liability notice under VATA s59 (The default surcharge).

3.24.6 The Company has not received a penalty liability notice under VATA s64 (Repeated misdeclarations) or has made a return which contains a material inaccuracy within the meaning of that section.

3.24.7 The Company has not given a certificate for value added tax purposes falling within VATA s62 (Incorrect certificates as to zero rating etc) which is incorrect.

3.24.8 The Company has not made a claim for repayment of value added tax under VATA s80 (Recovery of overpaid VAT) which has not been satisfied and in respect of which the Commissioners of Customs and Excise have raised or could raise the defence of unjust enrichment.

3.24.9 The Company and no other body corporate which is or has been a relevant associate (as defined in VATA Sched 10 para 3 (Election to waive exemption)) has not made an election to waive exemption under VATA Sched 10 para 2 (Election to waive exemption); and no such company owns (or has agreed to acquire, whether conditionally or otherwise, or granted an option to another person to require it to acquire) an interest in, right over or licence to occupy building or land which is or will be granted to the Company by another person who has made or, so far as the Company is aware, will make in relation to all or any part of the building or land an election to waive exemption under para 2.

3.24.10 The Company is not a developer (within the meaning of VATA Sched 10 para 5 (Developers of certain non-residential buildings etc)) in relation to a building or civil engineering work (but excluding a building or work construction of which was commenced before 1 August 1989 or a building or work in which the fee simple was granted before the date of this agreement where that grant was a taxable supply (other than a zero rated supply)) for value added tax purposes, otherwise than by reason of an election under VATA Sched 10 para 2 (Election to waive exemption).

3.24.11 The Company has not acquired or brought into use on or after 1 April 1990 a computer or item of computer equipment costing (pound)50,000 or more or land or buildings (or parts of buildinus) costing (pound)250,000 or more.

3.24.12 The net total of all errors required by law to be corrected in VAT returns submitted by the Company (adding up all under declarations and subtracting all over declarations) as at the date of this agreement does not exceed (pound)500.

3.25      Inheritance tax

3.25.1 The Company has not made a transfer of value (as defined in ITA s3 (Transfers of value)).

3.25.2 No Inland Revenue charge for unpaid inheritance tax (as provided by ITA ss237 and 238 (Inland Revenue charge for unpaid tax)) is outstanding over an asset of the Company or in relation to shares in the capital of the Company.

3.25.3 There are not in existence any circumstances whereby any power mentioned in ITA s212 (Powers to raise tax) could be exercised in relation to any shares, securities or other assets of the Company, or could be exercised but for ITA s264(6) (Limitation of liability).

3.26      Stamp duty

3.26.1 Within the past tive years the Company has not made a claim for relief or exemption under FA 1930 s42 (Relief from transfer stamp duty in case of transfer of property as between associated companies).

3.26.2 The Company is not a party to a document held outside the United Kingdom which, if brought into the United Kingdom, would be liable to stamp duty under Stamp Act 1891 s14(4) (Terms upon which instruments not duly stamped may be received in evidence).

3.27      Air passenger duty

          The Company is not nor has it been (a) registered or liable to be registered for the purposes of air passenger duty under FA 1994 s33 (Registration of aircraft operators) or (b) a fiscal representative of an aircraft operator within FA 1994 s34 (Fiscal representatives) who is or is liable to be registered or (c) a handling agent of another person within FA 1994 s37 (Handling agents).

3.28      Insurance premium tax

          The Company:

          (a) is nor has it been registered or liable to be registered for the purposes of insurance premium tax under FA 1994 sS3 (Registration of insurers);

          (b) has not given nor is it liable to give notification to the Commissioners of Customs and Excise under FA 1994 s53(2);

          (c) has not been nor is it or has it agreed to become an insurer's tax representative within FA 1994 s57 (Tax representatives);

          (d) is not nor has it been treated as a member of a group for the purposes of insurance premium tax within FA 1994 s63 (Groups of companies); or

          (e) has not received nor could it receive a liability notice within FA 1994 s65 (Liability of insured in certain cases).

4         FINANCE

4.1       Capital commitments

          There were no commitments on capital account outstanding at the Last Accounts Date and, since the Last Accounts Date, the Company has not made nor has it agreed to make capital expenditure, or incurred or agreed to incur capital commitments or disposed of or realised capital assets or an interest in capital assets.

4.2       Dividends and distributions


4.2.1 Since the Last Accounts Date no dividend or other distribution (as defined in ICTA Part VI Chapter II as extended by ICTA s418) has been, or is treated as having been, declared, made or paid by the Company.

4.2.2 All dividends or distributions declared, made or paid by the Company were declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Acts.

4.3       Bank and other borrowings

4.3.1     The Company has no bank overdraft facilities.

4.3.2 The Company has not, since the Last Accounts Date, repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

4.3.3 The Company has not received notice (whether formal or informal) from a lender of money, requiring repayment or intimating the enforcement of a security; and there is nothing likely to give rise to a notice.

4.4       Loans by and debts due to Company

4.4.1 The Company has not lent money which has not been repaid to it, nor does it own the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business.

4.4.2 The Company has not made a loan or quasi-loan contrary to the Companies Acts.

4.4.3 The Company has not made a loan, which remains outstanding, on terms entitling it to receive either a rate of interest varying with, or a share of, the profits of a business.

4.5       Liabilities

4.5.1 There are no liabilities (including contingent liabilities) of the Company except as disclosed in the Last Accounts or incurred, in the ordinary and proper course of its business, since the Last Accounts Date.

4.5.2 There has been no exercise, purported exercise or claim for a charge, lien, encumbrance or equity over fixed assets of the Company.

4.5.3 There is no dispute directly or indirectly relating to fixed assets of the

          Company.


4.5.4 The Company has not been the tenant of, or a guarantor in respect of, leasehold property other than the Properties.

4.6       Bank accounts

4.6.1 Full and accurate statements of the credit or debit balances of the Company contained within its bank accounts as at the Completion Date have been supplied to the Purchaser.

4.6.2 Since the date of each statement, there have been no payments out of the account to which the statement relates, except for payments in the ordinary course of business; and the balances on current accounts are not substantially different from the balances shown in the statements

4.7       Continuation of facilities

          In relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to the Company (referred to in this clause as "facilities"):

          (a) the Disclosure Letter sets out full and accurate details and there are attached to it accurate copies of all documents relating to the facilities;

          (b) there has been no contravention of, or non-compliance with, the provisions of the facilities;

          (c) no steps for the early repayment of indebtedness have been taken or threatened;

          (d) there have not been, nor are there, circumstances known to the Vendor whereby the continuation of any of the facilities might be prejudiced, or which might give rise to any alteration in its terms;

          (e) none of the facilities is dependent on the guarantee or indemnity of, or security provided by, a person other than the Company;

          (f) the Vendor has no knowledge, information or belief that, as a result of the acquisition of the Shares by the Purchaser or any other thing contemplated in this agreement, any of the facilities might be terminated or mature prior to its stated maturity

4.8       Creditors

          There is no amount owing by the Company to a creditor which has been due for more than six weeks.


4.9       Government grants

4.9.1 The Company has not applied for or received a grant or subsidy or financial assistance from a government department or agency or a local or other authority.

5         TRADING

5.1       Changes since Last Accounts Date

5.1.1     Since the Last Accounts Date:

          (a) the business of the Company has been continued in the normal course;

          (b) there has been no deterioration in the turnover, or in the financial or trading position or prospects, of the Company;

          (c) the Company has not, by doing or omitting to do anything, prejudiced its goodwill;

          (d) no part of the business of the Company has been affected by abnormal factors not affecting similar businesses to a like extent;

          (e) the Company has paid its creditors in accordance with their respective credit terms.

5.1.2 The value of the net realisable assets of the Company is not less than at the Last Accounts Date.

5.1.3 The Vendor has no knowledge that the trading prospects of the Company have been adversely affected as a result of events or circumstances arising since the Last Accounts Date.

5.2       Vendor's other interests and liabilities to the Company

5.2.1 The Vendor and her Associates, do not have rights or interests, directly or indirectly, in businesses other than those now carried on by the Company, which are or are likely to be, or become, competitive with the businesses of the Company, except as registered holder or owner with full title guarantee of securities listed on the Stock Exchange and in respect of which the Vendor, with her Associates, holds with full title guarantee less than 5 per cent of any single class of the securities in that company.

5.2.2 There is no outstanding indebtedness of the Vendor or her Associates, to the Company.

5.3       Effect of sale of Shares


5.3.1 The Vendor has no knowledge, information or belief that after H Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Company by the Purchaser:

          (a) a supplier of the Company will cease, or be entitled to cease, supplying it or may substantially reduce its supplies to it;

          (b) a client of the Company will cease, or be entitled to cease, to deal with it or may substantially reduce its existing level of business with it;

          (c) the Company will lose the benefit of a right or privilege which it enjoys;

          (d)  an Employee is likely to leave.

5.3.2     Compliance with the terms of this agreement does not and will not:

          (a) conflict with, or result in the breach of, or constitute a default under an agreement or arrangement to which the Company is a party, or a provision of the memorandum or articles of association of the Company or an encumbrance, order, judgement, award, injunction, regulation or other restriction or obligation by which or to which an asset of the Company is bound or subject;

          (b) relieve another person from an obligation to the Company (whether contractual or otherwise), or enable another person to determine such an obligation, or a right or benefit enjoyed by the Company, or to exercise a right, whether under an agreement with, or otherwise in respect of, the Company;

          (c) result in the creation, imposition, crystallisation or enforcement of an encumbrance on assets of the Company;

          (d) result in present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity.

5.4 Conduct of businesses in accordance with memoranda and articles of association

5.4.1 The Company has carried on business and conducted its affairs in accordance with its memorandum and articles of association from time to time and all other documents to which it is or has been a party.

5.4.2     The Company is empowered and duly qualified to carry on business in all jurisdictions in which it carries on business.

5.5       Joint ventures and partnership

5.5.1 The Company is not, nor has it agreed to become, a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

5.5.2 The Company is not, nor has it agreed to become, a party to an agreement or arrangement for sharing commissions or other income.

5.6       Agency agreements and agreements restricting business

5.6.1 The Company is not a party to an agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or a restrictive trading or other agreement or arrangement pursuant to which its business is carried on, or which restricts its freedom to carry on its business in the United Kingdom or elsewhere in such manner as it thinks fit.

5.6.2 The Company is not bound by an undertaking or assurances given to a court or governmental agency.

5.7       Unfair trade and restrictive practices

5.7.1 The Company has not committed, or omitted to do, anything which could give rise to a fine or penalty.

5.7.2 The Company is not a party to an agreement, practice or arrangement which:

          (a)  contravenes the Trade Descriptions Act 1968;

          (b)  contravenes the Fair Trading Act 1973 Part XI;

          (c) would, or might, result in a reference of a "consumer trade practice", within the meaning of the Fair Trading Act 1973 s13, or be liable to reference to the Consumer Protection Advisory Committee under Part II of the said Act;

          (d)  contravenes the Consumer Credit Act 1974;

          (e) contravenes, or is invalidated (in whole or in part) by, or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977;

          (f)  contravenes, or is invalidated by, the Resale Prices Act 1976;

          (g)  contravenes the Treaty of Rome;

          (h) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

5.7.3 The Company has not engaged in an anti-competitive practice as defined in the Competition Act 1980.

5.8       Litigation, disputes and winding up

5.8.1 The Company is not engaged in litigation or arbitration proceedings, as plaintiff or defendant; there are no proceedings pending or threatened by the Company; there are no proceedings pending or threatened in writing against the Company; the Vendor has no knowledge of any proceedings threatened against the Company of which it has received written notification; and the Vendor has no knowledge of anything which on the balance of probabilities will give rise to litigation or arbitration.

5.8.2 There is no dispute with a revenue or other official department in the United Kingdom or elsewhere in relation to the affairs of the Company, and the Vendor has no knowledge, information or belief of anything which may give rise to a dispute.

5.8.3 There are no claims pending or threatened, or capable of arising, against the Company, by an employee or third party in respect of an accident or injury, which are not fully covered by insurance.

5.8.4 No order has been made, or petition presented, or resolution passed for the winding up of the Company; no distress, execution or other process has been levied in respect of the Company which remains undischarged; and there is no unfulfilled or unsatisfied judgment or court order outstanding against the Company.

5.8.5 The Company has not stopped payment or is insolvent or unable to pay its debts within the meaning of Insolvency Act 1986 s123 (but omitting any requirement to prove anything to the satisfaction of the court).

5.9       Compliance with statutes

5.9.1 The Company, and its officers, agents or employees (during the course of their duties in relation to it), has not committed, or omitted to do, an act or thing, the commission or omission of which is, or could be, in contravention of an act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to a fine, penalty, default proceeding or other liability on its part;

5.9.2 The Company has conducted and is conducting its business in accordance with all applicable laws and regulations, whether of the United Kingdom or elsewhere.


5.10      Data protection

5.10.1 The Company has complied with all relevant requirements of the Data Protection Act 1984 including:

          (a)  the data protection principles established in the Act;

          (b)  requests from data subjects for access to data held by it;

          (c)  the requirements relating to the registration of data users.

5.10.2 The Company has not received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

5.10.3 No individual has claimed, or will have the right to claim, compensation from the Company under the Act for loss, or unauthorised disclosure, of data.

5.11      Documents stamped

          All documents which affect the right, title or interest of the Company in or to any of its properties, undertaking or assets, or to which the Company is a party, and which attract stamp duty have been duly stamped within the requisite period for stamping.

5.12      Business names

          The Company does not use a name for any purpose other than its full corporate name.

5.13      Transactions involving directors

          The Company has not been a party to a transaction to which CA s320 or s330 may apply.

5.14      Powers of attorney and authority

5.14.1    No power of attorney given by the Company is in force.

5.14.2 No authorities (express or implied) by which another person may enter into a contract or commitment to do anything on behalf of the Company are outstanding.

5.15      Licences and consents


5.15.1 The Company has obtained all necessary licences and consents for the proper carrying on of its business (short particulars of each lieenee and consent being set out in the Disclosure Letter); all the licences and consents are valid and subsisting; the Company is not in breach of any of the licences or consents; and there is nothing that might prejudice their continuation or renewal.

5.16      Subsisting contracts

5.16.1 The Disclosure Letter contains complete and accurate particulars of all subsisting contracts, whether written or oral, to which the Company is a party.

5.16.2 The Company is not a party to a subsisting agreement or arrangement which is or may be material in relation to its business or affairs.

5.16.3 The Company is not a party to a contract, transaction, arrangement or liability which:

          (a) is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

          (b)  is for a fixed term of more than six months;

          (c) is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);

          (d) cannot be terminated by it, in accordance with its terms, on sixty days' notice or less;

          (e) is of a loss-making nature (that is, known to be likely to result in a loss to it on completion of performance);

          (f) cannot readily be fulfilled or performed by it on time without undue or unusual expenditure or commitment of money, effort or personnel;

          (g) involves payment by it of amounts determined by reference to fluctuations in the index of retail prices, or another index, or in the rate of exchange for a currency; ~

          (h) involves an aggregate outstanding expenditure by it of more than (pound)5,000;

          (i) involves, or is likely to involve, the supply of services the aggregate sales value of which will represent in excess of 10 per cent of its turnover for the preceding financial year;


          (j) is a contract for hire or rent, hire purchase, or purchase by way of credit sale or periodical payment;

          (k) involves, or is likely to involve, obligations or liabilities which, by reason of their nature or magnitude, ought reasonably to be made known to an intending purchaser of the Shares.

5.17      Defaults under agreements by the Company

5.17.1    The Company is not nor will it, due to the lapse of time, become:

          (a) in default under an agreement or arrangement to which it is a party, or in respect of another obligation or restriction by which it is bound;

          (b) in default under an obligation existing by reason of membership of an association or body;

          (c) liable in respect of a representation or warranty (whether express or implied), or a matter giving rise to a duty of care, on its part.

5.17.2 No threat or claim of default under an agreement, obligation or arrangement has been made, and is outstanding, against the Company; and the Vendor has no knowledge, information or belief of anything whereby an obligation, right, benefit or entitlement may be prematurely terminated or rescinded by any other party, or by which the terms may be worsened.

5.18      Other party's defaults

          The Vendor has no knowledge, information or belief of any party to an agreement or arrangement with, or under an obligation to, the Company being in default under it, any such default being material in the context of the Company's financial or trading position; and the Vendor has no knowledge, information or belief of anything which is likely to give rise to such a default.

5.19      Outstanding offers

          No offer, tender or the like is outstanding which may be converted into an obligation of the Company by acceptance, or other act of, another person other than offers, tenders or the like made by or to the Company in the ordinary course of business.

5.20      Sales from or to one party

          Not more than 25 per cent of the aggregate amount of all the sales of the Company are obtained, or made, to the same client and no material client is or is likely to be in jeopardy.

5.21      Guarantees and indemnities

          No guarantee, or agreement for indemnity or for sureryship given by the Company or for its accommodation is outstanding.

5.22      Insider contracts

5.22.1 No agreement or arrangement to which the Company is a party and which the Vendor, or an Associate of the Vendor, is or has been interested, whether directly or indirectly, is outstanding or existed during the past three years.

5.22.2 The Company is not a party to, and its profits or financial position during the past three years have not been affected by, an agreement or arrangement which was or is not at arm's length.

5.23      Management reports

          There have been no reports, concerning the Company by financial or management consultants during the past three years.

6         Employment

6.1       Employees and terms of employment

6.1.1 Complete and accurate particulars of the identities, dates of commencement of employment, or appointment to office, and terms of employment of all the Employees and officers of the Company, including profit sharing, commission or discretionary bonus arrangements, are contained in the Disclosure Letter.

6.2       Bonus schemes

6.2.1 There are no schemes in operation entitling an Employee to a commission or remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Company.

6.2.2 The Company has not registered a profit-related pay scheme under the provisions of ICTA Part V Chapter III.

6.3       Changes in remuneration

6.3.1 Since the Last Accounts Date or (where employment or holding of office commenced after the beginning of the period) since the commencing date of the employment or holding of office:


          (a) no change has been made in the rate of remuneration, emoluments or pension benefits, of an officer, ex-officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of (pound)12,000 per annum);

          (b) no change has been made in any other terms of employment of an officer or senior executive.

6.3.2 The Company is not obliged or accustomed to pay anything other than in respect of remuneration or pension benefits, to or for the benefit of an officer of the Company or Employee, or their Associates.

6.3.3 No negotiations for an increase in the remuneration or benefits of an officer of the Company or Employee are current or likely to take place within six months after Completion.

6.4       Termination of contracts of employment

6.4.1 All contracts of service to which the Company is a party are determinable at any time on three months' notice or less without compensation (other than compensation in accordance with the Employment Protection (Consolidation) Act 1978).

6.4.2 No executive of the Company, who is in receipt of remuneration in excess of (pound)15,000 per annum, and no officer of the Company has given or received notice terminating his employment, except as expressly contemplated in this agreement, or will be entitled to give notice as a direct result of the provisions of this agreement

6.5       Redundancies

          No Employee will become redundant and be entitled to a redundancy payment as a direct result of the provisions of this agreement.

6.6       Pensions

6.6.1 Save as disclosed by the Vendor or the Vendor's Solicitors prior to Completion and except for the Vendor's Schemes there are no agreements, arrangements, customs or practice (whether legally enforceable or not) in operation for the provision of, or payment or contribution towards, any pensions, allowances, lump sums or other like benefits on, or after, retirement or death or during periods of sickness or disablement for the benefit of any employee or his dependents, nor has any proposal been announced or promise made to establish any such agreement, arrangement or practice.

6.6.2 All particulars of the Vendor's Schemes reasonably required to permit the Purchaser to form a true and fair view of the Vendor's Schemes, the benefits provided or to be provided (including contingent benefits) under the Vendor's Schemes, the contributions required from the Company and the Employees and the membership of the Vendor's Schemes have been disclosed to the Purchaser or the Purchaser's Solicitors prior to Completion.

6.6.3 All material information disclosed to the Purchaser or to its advisers by the Vendor or its advisers relating to the Vendor's Schemes was when provided and now remains complete and accurate in all material respects and is not misleading whether because of any omission, ambiguity or for any other reason.

6.6.4 There are no outstanding contributions due to the Vendor's Schemes from the Company or the Employee.

7         ASSETS

7.1       Ownership of assets

7.1.1 The Company owned at the Last Accounts Date, and had good and marketable title to, all the assets included in the Last Accounts and (except for current assets subsequently sold or realised in the ordinary course of business) still own and have good and marketable title to them (excluding the Properties) and to all assets acquired since the Last Accounts Date.

7.2       Assets sufficient for the business

          The assets owned by the Company, together with assets held under the hire purchase, leasing or rental agreements listed in the Disclosure Letter, comprise all assets necessary for the continuation of its business as now carried on.

7.3       Insurance

7.3.1 All the assets and undertakings of the Company of an insurable nature (excluding the Properties), are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

7.3.2 The Company is, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same kind of business.

7.3.3 All insurance is in full force, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium.


7.3.4 None of the policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

7.3.5 No claim is outstanding, or may be made, under any of the policies and no circumstances exist which are likely to give rise to a claim.

7.4       Leased assets

          No circumstance has arisen or is likely to arise in relation to an asset held by the Company under a lease or similar agreement as a result of which the rental payable has been, or is likely to be, increased and, in particular, all the assets have at all relevant times been used tor a qualifying purpose within the meaning of CAA s39.

7.5       Vehicles and other equipment in working order

7.5.1 The vehicles and other equipment used in connection with the business of the Company:

          (a) are in a good state of repair and condition and in satisfactory working order and have been regularly and properly maintained;

          (b)  are not in excess of requirements:

          (c) are in its possession and control, and are its absolute property, except for the items which are the subject of the hire purchase, leasing or rental agreements listed in the Disclosure Letter, or in respect of which the outstanding payments do not exceed (pound)1,000;

          (d) are not expected to require replacements or additions at a cost in excess of (pound)10,000 within the next six months;

          (e) are all capable, and (subject to normal wear and tear) will remain capable, throughout the period of time during which they are each written down to a nil value in the accounts of the Company (in accordance with the accounting principles disclosed in the Last Accounts) of doing the work for which they were designed or purchased.

7.5.2 Maintenance contracts are in full force in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which the Company is obliged to maintain or repair under a leasing or similar agreement; and all those assets have been regularly maintained to a good technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement

7.6       Trade secrets and intellectual property rights

7.6.1 The Company has not (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to a person other than the Purchaser any of its know-how, technical information, trade secrets, confidential information, price lists or lists of clients or suppliers.

7.6.2 The Company is not a party to a secrecy agreement or agreement which may restrict the use or disclosure of information.

7.6.3 The Company does not own and is not the registered proprietor of any trade or service mark, patent, registered design, design right, copyright or other similar intellectual, industrial or commercial right.

8         PROPERTIES

8.1       Title

8.1.1 The Properties comprise all the properties owned, occupied or otherwise used by the Company in connection with its business.

8.1.2 The Property first described in Schedule 3 (for the purposes of this paragraph 8, "First Property") is occupied or otherwise used by the Company in connection with its business is occupied or is used by right of ownership) or under lease or licence, the terms of which permit the occupation or use.

8.1.3 The Company is the owner of the First Property with full title guarantee.

8.1.4 The Company has an informal licence to occupy the Property secondly described in Schedule 3 (for the purposes of this paragraph 8, "Second Property") such licence capable of being determined by the licensor or the landlord of the Properties at any time.

8.1.5 The information contained in Schedule 4 as to the tenure of each of the Properties, the principal terms of the leases or licences held by the Company, and the principal terms of the tenancies and licences subject to and with the benefit of which the Properties are held is complete and accurate.

8.1.6     The Company has a good and marketable title to each of the Properties.

8.2       Encumbrances


8.2.1 The Properties are free from any mortgage, debenture, charge, rent-charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company, or another party.

8.2.2 Save tor tenants' covenants in leases or licences of the Properties demised or licensed to the Company, the Properties are not subject to outgoings, other than business rates, water rates, insurance premiums, rent and service charges.

8.2.3 The Properties are not subject to options, rights of pre-emption or rights of first refusal.

8.3       Planning matters

8.3.1 Since 28 March 1990 the First Property has been used by the Company for office purposes. The Vendor has no knowledge that the Company having received any written notification from Elmbridge Borough Council that the First Property may not be used as offices on the grounds that such user does not enjoy a valid planning permission.

8.3.2 The Company has not paid value added tax on the rent payable to the Landlord in respect of the First Property and has not paid value added tax on the licence fee payable for the Second Property.

8.3.3 The Company has not received any written notification from the Landlord that the Landlord has exercised its option to charge value added tax on the rent payable under the lease of the First Property.

8.4       Statutory obligations

8.4.1 The Company has complied and is complying with applicable statutory and by-law requirements with respect to the Properties.

8.4.2 There is no unperformed obligation with respect to the Properties necessary to comply with the requirements (whether formal or informal) of a competent authority exercising statutory or delegated powers.

8.4.3 No licences are required, whether under the Licensing Act 1988 or otherwise, in relation to the Properties.

8.5       Adverse orders

          So far as the Vendor is aware without having made any searches or enquiries:

8.5.1 There are no compulsory purchase notices, orders or resolutions affecting the Properties, and there are no circumstances likely to lead to any being made.


8.5.2 There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties, and there are no circumstances likely to lead to any being made.

8.6       Condition of the Properties

8.6.1 The Vendor has not been served with notice that there are disputes with any neighbouring owners with respect to boundary walls and fences, or with respect to easements, right or means of access to the Properties.

8.6.2 Each of the Properties enjoys the main services of water, drainage and electricity.

8.7       Leasehold properties

8.7.1 The Company has paid the rent and observed and perfomed the covenants on the part of the tenant and the conditions contained in the lease under which the First Property is held, and the last demand for rent (or receipt, if issued) was unqualified, and such lease is in full force.

8.7.2 The licences, consents and approvals required from the Landlord under the lease of the First Property has been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed.

8.7.3 There are no rent reviews in progress under the lease of the First Property held by the Company.

8.7.4 No obligation necessary to comply with a notice given by or other requirement of the landlord under a lease of any of the Properties is outstanding or unperformed.

8.7.5 There is no obligation to reinstate any of the Properties by removing or dismantling an alteration made to it by the Company or a predecessor in title.

                                   SCHEDULE 3

                                   Properties

1 Premises on the Mezzanine Floor, Hurst House, 157-169 (odd numbers) Walton Road, East Molesey, Surrey as the same are more particularly described in a lease dated 30 December 1982 between the Landlord (1) and Unicliffe Limited (2) and Pfizer Limited (3).

2 Office space supplemental to the above occupied pursuant to a purported "informal arrangement" set out in a letter from Garners to the Vendor dated 8 November 1995

                                   SCHEDULE 4

                               List of Emplovees

 Name                                   Commencement Date            Annual Salary                    Notice Period
---------------------------------------------------------------------------------------------------------------------
 Gloria Sargent                             01.07.79               (pound)70,000.00
 Valerie Figueira                           01.05.86               (pound)12,825.00                     One month
 Karen Ridgewell                            20.08.84               (pound)29,775.00                     One month
 Sarah Peacock                              09.10.89               (pound)15,100.00                     One month
 Jeanette Steeden                           05.06.89               (pound)24,000.00                     One month
 Lyn Fassom                                 30.03.87               (pound)28,500.00                     One month
 Samantha Coop                              10.02.92               (pound)12,650.00                     One month
 Sylvia Rudley                              16.07.90               (pound)14,000.00                     One month
 Kerry Sullivan                             05.09.94               (pound) 7,800.00                     One week
 Sylvia Giangolini                          22.05.95               (pound)15,500.00                     One month
 Sam Kortenbout                             15.06.95               (pound)10,750.00                     One month
 Lisa Smyth                                 01.08.95               (pound)14,220.00                     One week
 Susan Farquharson-Baines                   21.12.90               (pound)15,100.00                     One month
 Luis Figueira                              08.10.90               (pound) 2,550.00                     One month

                                   SCHEDULE 5

                              Earn out provisions

Part 1

1         The Purchaser's Undertakings

1.1 The Purchaser undertakes that it shall not and shall procure that its Associates (other than Headcount) shall not undertake any operations or activities which directly compete with the Company from the date of Completion until the expiry of the Relevant Period.

1.2 The Purchaser undertakes that it shall not and shall procure that its Associates (including Headcount and the Company) shall not do or omit to do any act (of whatsoever nature) the doing or omission of which is calculated or is likely to unreasonably interfere with the Vendor's ability to efficiently carry out ESP Projects and Mixed Projects and/or all or any administrative work relating to ESP Projects and/or Mixed Projects

1.3 Notwithstanding anything in the Executive Service Contract the Purchaser shall procure that the Company shall delegate day-to-day operational control and responsibility to the Vendor (subject to the overall control by the board of directors of the Company) over:

1.3.1 subject to paragraph 2.2 below, the nomination and the employment or engagement by the Company of the ESP Team;

1.3.2 the supervision, training, suspension and/or dismissal of any and all members of the ESP Team;

1.3.3 the nomination and the employment or engagement of field staff to work on ESP Projects and Mixed Projects carried out or to be carried out by the Company;

1.3.4 the management, supervision, training, suspension and/or dismissal of any of the field staff referred to in paragraph 1.3.3 above;

1.3.5 subject to paragraph 2.3 below, the setting up or changing of administrative systems to record ESP Costs and ESP Revenue and the compiling of the ESP Accounts;

1.3.6 subject to paragraph 2.4 below, the invoicing of all work relating to ESP Projects and Mixed Projects carried out or to be carried out by the Company.

Part 2


2         The Vendor's Undertakings

2.1 The Vendor shall exercise all or any of the powers delegated to her pursuant to paragraph 1 above in a reasonable and proper manner and with a view to ensuring that maximum profitability is achieved during the Relevant Period and thereafter.

2.2 The Vendor shall consult with the Managing Director or Les Milton before employing or engaging any person on behalf of the Company (other than field staff) and will not employ or engage any such person if the Managing Director or Les Milton has served written notice on the Vendor within fourteen days of being informed in writing by the Vendor of a proposed recruitment objecting to their employment or engagement and setting out his reasons for so objecting.

2.3 The Vendor shall consult with the Managing Director or Les Milton before changing any of the administrative systems set up by the Vendor to record ESP Costs and ESP Revenue and will not implement changes to those systems if the Managing Director or Les Milton has served written notice on the Vendor within fourteen days of written notification by the Vendor of a proposed change to those systems objecting to those changes and setting out his reasons for so objecting.

2.4 The Vendor shall forward to the Managing Director or Les Milton copies of all invoices of the Company and the Managing Director or Les Milton shall have the right to review and upon written notice served on the Vendor to object to their invoicing.

2.5 The Vendor shall allow the Purchaser or the Company or their accountants to inspect the ESP Accounts at any time.

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                                   SCHEDULE 6

                     Limitations on the Vendor's liability

Definitions used in this Schedule

"Event"
the same meaning as in the Deed of Indemnity

"Relevant Claim"
any claims (whether in contract, tort or otherwise) by the Purchaser in respect of breach of any of the Warranties or, if expressly referred to in this Schedule, under the Deed of Indemnity

"Relief"
the same meaning as in the Deed of Indemnity

"Sum Recovered"
an amount equal to the aggregate of the amount recovered from a third party plus any repayment supplement actually received by the Company in respect of the amount recovered from that third party under section 825 ICTA plus any interest in respect of the amount recovered from that third party less any Taxation computed by reference to the amount recovered from that third party payable by the Purchaser or any Associate of the Purchaser and less all costs and expenses reasonably incurred by the Purchaser or any Associate of the Purcllaser in recovering the amount from the third party

"Tax Warranties"
the Warranties relating to Taxation, namely paragraphs 3.1. 1 to 3.28 inclusive of Schedule 2

1 The Vendor shall have no liability whatsoever in respect of any individual Relevant Claim (including claims under the Deed of Indemnity) unless the amount that would be recoverable from the Vendor (but for this paragraph) in respect of that Relevant Claim exceeds (pound)1,000.00 in respect of a single item and the amount of that Relevant Claim when aggregated with the amount of the liability for such other Relevant Claim(s) then or previously made against the Vendor under this Agreement or the

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          Deed of Indemnity (if any) exceeds (pound)5,000.00 in which event the
          Vendor will be liable for all of such Relevant Claim or Relevant
          Claims.

2 The aggregate liability of the Vendor in respect of all Relevant Claims including claims under the Deed of Indemnity shall not exceed an amount equal to the Consideration actually received by the Vendor.


3 The Vendor shall have no liability for any Relevant Claim unless notice in writing of the Relevant Claim (stating such detail of which the Purchaser is or ought reasonably to be aware which is reasonably sufficient to establish the nature of the Relevant Claim and, so far as practicable, the amount claimed) has been given to the Vendor:

3.1 on or prior to the earlier of the second anniversary of Completion or completion of the audit for the year ended 30 June 1997 in respect of any breach of the Warranties (other than the Tax Warranties); and

3.2 on or prior to the sixth anniversary of Completion in respect of any breach of the Tax Warranties or the Deed of Indemnity.

4 Any Relevant Claim which has been made against the Vendor and which has not been previously satisfied, settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of twelve months commencing on the date on which notice of the Relevant Claim was given to the Vendor in accordance with paragraph 3, unless proceedings in respect of the Relevant Claim shall have been issued and served on the Vendor.

5 The Vendor shall have no liability whatsoever in respect of any Relevant Claim (other than a claim under the Tax Warranties);

5.1 to the extent that the matter giving rise to the Relevant Claim would not have arisen but for:

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5.1.1     any Event occurring after Completion by or involving the Purchaser or any Associate of the Purchaser or any director, employee or duly authorised agent of the Purchaser or any Associate of the Purchaser other than an Event occurring in the ordinary course of business or pursuant to a legally binding commitment binding on the Company and in force at Completion and of which any of them was aware or ought to have been aware would or could give rise to a Relevant Claim;

5.1.2 the passing of, or any change in, after the date of this agreement any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Taxation or any imposition of Taxation, in any such case made or implemented after the date of this agreement and with retrospective effect;

5.2 to the extent that the matter giving rise to the Relevant Claim arises wholly or partially from any Event occurring before Completion at the written request or written direction of, or with the written consent of, the Purchaser or any Associate of the Purchaser or any director of the Purchaser or any Associate of the Purchaser (other than the Vendor);

5.3       to the extent that the matter giving rise to the Relevant Claim relates to an amount for which the Company or any Associate of the Company has a right to make recovery or is entitled to claim indemnity, from any person other than the Vendor, whether under any provision of applicable law, insurance policy or otherwise howsoever and the amount is recovered or received by the Company or the relevant Associate of the Company;

5.4 if the Purchaser or any Associate of the Purchaser tails in any material respect to act in accordance with paragraph 8 in connection with the matter giving rise to the Relevant Claim;

5.5 to the extent of the amount by which any liability (including any provision against

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          liabilities) included in the Last Accounts is overstated;

5.6 to the extent that the Relevant Claim is a claim under the Tax Warranties, which if made under the Deed of Indemnity would be excluded by virtue of any of any of the circumstances referred to in clause 3 of the Deed of Indemnity.

6 The Purchaser shall as soon as reasonably practicable notify the Vendor in writing of any matter giving rise to a Relevant Claim which is or might be covered by paragraph 5.3 and shall, if reasonably required by the Vendor in writing within 21 days following service of such notice, use all reasonable endeavours to enforce its rights to recover any amounts referred to in paragraph 5.3 or procure that the Company or the relevant Associate of the Company (as appropriate) uses all reasonable endeavours to enforce its rights to recover any amounts in paragraph 5.3 (as appropriate)
          PROVIDED THAT in the event that the full amount of the claim including all costs liabilities losses and expenses incurred in enforcing its rights against the third party is not recovered from the relevant third party the Vendor shall indemnify the Company and/or any Associate of the Company against any losses, liabilities, expenses and costs reasonably incurred by the Company and/or any Associate of the Company (as appropriate) in enforcing such rights.

7 The Purchaser shall not be entitled to recover damages in respect of any one matter giving rise to a Relevant Claim (including claims under the Deed of Indemnity) more than once to the extent and in respect of the same damage suffered.

8 If the Purchaser or any Associate of the Purchaser becomes aware of any matter which on the balance of probabilities will give rise to a Relevant Claim (other than a claim under the Tax Warranties), the following provisions shall apply:

8.1 the Purchaser shall as soon as reasonably practicable give notice to the Vendor of the matter and shall consult with the Vendor with respect to the matter;

8.2 the Purchaser shall provide, and shall procure that each relevant Associate of the

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          Purchaser will provide, to the Vendor and the Vendor's professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within the power, possession or control of the Purchaser or any Associate of the Purchaser for the purpose of investigating the matter and enabling the Vendor to take such action as is referred to in paragraph 8.4.1(a);

8.3 the Vendor, at her cost shall be entitled to take copies of any of the documents or records, and photograph any premises or assets, referred to in paragraph 8.2;

8.4 the Purchaser shall and shall procure that each Associate of the Purchaser will:

8.4.1 take such action and institute such proceedings, and give such information and assistance, as the Vendor may reasonably request to:
          (a) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or
          (b) enforce against any person (other than the Vendor) the rights of the Purchaser or any Associate of the Purchaser in relation to the matter; and

8.4.2 in connection with any proceedings related to the matter (other than against the Vendor) use professional advisors nominated by the Vendor and approved by the Purchaser and, it the Vendor so requests within 21 days of service of the notice referred to in paragraph 8 1 above, allow the Vendor the exclusive conduct of the proceedings;
          AND in each case on the basis that the Vendor shall fully indemnify the Purchaser and each Associate of the Purchaser for all liabilities, losses, costs and expenses reasonably incurred as a result of any reasonable request or nomination by the Vendor;
          AND the Vendor shall not take any action which the Purchaser or any Associate of the Purchaser reasonably considers would prejudice any of its rights or interests and which the Purchaser shall notify to the Vendor in writing;

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8.5       the Purchaser shall not, and shall procure that no Associate of the
          Purchaser will, admit liability in respect of or compromise or settle the matter without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed.


9 In assessing any damages or other amounts recoverable for any Relevant Claim there shall be taken into account any corresponding savings by, or net benefit to, the Purchaser or any Associate of the Purchaser and in particular, but without prejudice to the generality of the foregoing, the provisions of clauses 8 ("Provisions") and 9 ("Reliefs") of the Deed of Indemnity shall apply to any claim under the Tax Warranties.

10 If the Vendor pays to the Purchaser or any Associate of the Purchaser an amount in respect of a Relevant Claim and the Purchaser or any Associate of the Purchaser subsequently recovers from a third party an amount which is referrable to the matter giving rise to the Relevant Claim then:

10.1 if the amount paid by the Vendor in respect of the Relevant Claim is more than the Sum Recovered, the Purchaser shall immediately pay to the Vendor the Sum Recovered; and

10.2 if the amount paid by the Vendor in respect of the Relevant Claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay to the Vendor an amount equal to the net amount paid by the Vendor.

11 Nothing in this Schedule 7 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Relevant Claim.

12 If at any time after the date of this Agreement the Vendor wishes to take out insurance against its liabilities in respect of Relevant Claims, the Purchaser shall provide (at the cost of the Vendor) such information as any prospective insurer may

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          reasonably require before effecting the insurance.

13 The Purchaser shall and shall procure that the Company will preserve for the relevant limitation period as referred to in paragraph 3 above all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which on the balance of probabilities will give rise to a Relevant Claim.

14 If the Purchaser or any Associate of the Purchaser becomes aware of any matter which might give rise to a claim under the Tax Warranties then the provisions of clause 10 ("Conduct of Claims") of the Deed of Indemnity shall apply thereto.

15 Any payment made by the Vendor in respect of a Relevant Claim shall be treated by the Vendor and the Purchaser as a reduction in the Consideration to the extent of such payment.


16 The Purchaser shall have no right to rescind or terminate this agreement as a result of any Relevant Claim or any matter giving rise to a Relevant Claim.

17 The Purchaser warrants and represents to the Vendor that it has not already formulated and does not presently contemplate making any Relevant Claim against the Vendor.

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SIGNED and DELIVERED          )
as a DEED on the date of      )
this agreement by             )      /s/ G L Sargent
GLORIA OLIVE SARGENT          )
in the presence of:           )

Witness signature              /s/ M. J. Phillips
                              ..................................................

Witness name                                   M. J. Phillips
                              ..................................................

Witness address                                115 Acre Road
                              ..................................................

                                               Kingston upon Thames
                              ..................................................

                                               Surrey
                              ..................................................

Witness occupation                             Solicitor
                              ..................................................

 DELIVERED as a DEED by       )
 SITEINPUT LIMITED            )

/s/ MG

                              Director /s/ L. Milton

                              Secretary /s/ M. Garnham

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